FOR IMMEDIATE RELEASE

September 22, 2004

For further information please contact:

Vince A. Elhilow                                   Dale W. Morris
Chairman, President and CEO                        Chairman, President & CEO
Fidelity Bankshares, Inc.                          First Community Bancorp, Inc.
(561) 659-9913                                     (561) 924-5272



FOR IMMEDIATE RELEASE


                          Fidelity Bankshares, Inc. and
            First Community Bancorp Inc. Announce Agreement to Merge.

West Palm Beach, Florida (September 22, 2004) - Fidelity Bankshares, Inc., the holding company for Fidelity Federal Bank & Trust ("Fidelity" Nasdaq: FFFL), and First Community Bancorp, Inc. ("First Community") jointly announced today the signing of a definitive agreement in which Fidelity, headquartered in West Palm Beach, Florida will acquire First Community in an exchange of cash and stock. First Community, headquartered in Pahokee, Florida, operates First Community Bank of Palm Beach County, a Florida state-chartered bank with five offices in Palm Beach County.

The transaction, approved by the directors of both companies, is valued at approximately $27.1 million. The total value at closing may rise or fall based on the per share price of Fidelity common stock prior to closing. Under the terms of the agreement, stockholders of First Community will be entitled to receive cash of $14.75 per share and 0.3937 shares of Fidelity common stock for each share of First Community owned. First Community stock options will be cashed out for the in-the-money value of such options. Fidelity will pay an aggregate of approximately $14.0 million in cash and issue approximately 350,000 shares of its common stock.

Vince A. Elhilow, Fidelity's Chairman, President and Chief Executive Officer, commented "First Community is a great fit for us. This transaction makes good financial and strategic sense for Fidelity. This is a fast growing company with an excellent core deposit base. First Community employees are firmly committed to the same philosophy of service quality as Fidelity."

The combination will give Fidelity an additional $146 million of low-cost core deposits in the eastern and western portions of the demographically attractive Palm Beach County in Florida. Of the low-cost deposits acquired from First Community, 34.0% are non-interest bearing deposits while only 4.8% are jumbo CD's (13.2% total certificates of deposit), resulting in a premium to core deposits paid of 12.0%. This transaction will increase Fidelity's market share in Palm Beach County to 8.5%.

First Community had total assets of $163 million, deposits of $146 million, loans of $94 million and stockholders' equity of $11 million as of June 30, 2004. First Community presently operates five banking offices in the towns of Pahokee, Belle Glade, Wellington, Royal Palm Beach, and Loxahatchee, Florida.

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Dale W.  Morris,  Chairman,  President  and  Chief  Executive  Officer  of First
Community,   stated,   "We  are  extremely  pleased  to  be  combining  with  an
organization with such a rich history and commitment to customer service and community banking. We feel in our merger with Fidelity that we are not only able to create value for our shareholders, but also retain, and even enhance, the customer service ideal that has for so long been the cornerstone of our existence."

It is anticipated that the merger will close in the first quarter of 2005 and is conditioned upon receiving the requisite regulatory approvals and First Community shareholder approval. In connection with the merger, First Community Bank of Palm Beach County will merge into Fidelity Federal Bank & Trust. The transaction is expected to be accretive to earnings in the first year by $0.09 per share.

Ryan Beck & Co. served as exclusive financial advisor to Fidelity Bankshares, Inc. in the transaction, and Luse Gorman Pomerenk & Schick, P.C. served as legal advisor. Austin Associates, LLC served as exclusive financial advisor to First Community Bancorp, Inc. in the transaction, and Werner & Blank served as legal advisor.

Fidelity will host a conference call for investors, analysts and other interested parties on Wednesday, September 22, 2004 at 10:00 A.M. EST to discuss the transaction. All interested parties are welcome to access the conference call by dialing (800) 441-0022, passcode Fidelity. Participants are asked to call in a few minutes prior to the call in order to register for the event. Fidelity has prepared an investor presentation to accompany the audio call. This presentation will be available on Wednesday, September 22, 2004 after 8:30 A.M., Eastern Standard Time. The presentation can be accessed on Fidelity's website at http://www.fidfedonline.com in the Investor relations section. A replay of the call will be available until Wednesday, September 29, 2004 by calling (800) 839-0860, pass code 1060.

Fidelity Bankshares, Inc. is the holding company parent of Fidelity Federal Bank & Trust (the "Bank"). The primary activities of the Bank are to gather deposits from the general public and to invest the resulting funds, plus those derived from borrowings, capital initiatives and operations, in loans and investment securities. The Company's loan portfolio consists of loans secured primarily by residential real estate and commercial real estate. The investment portfolio primarily consists of debt securities and mortgage-backed securities issued by the United States Government and United States Government Agencies. Headquartered in West Palm Beach, Florida, Fidelity operates 43 full-service banking branches and four loan production offices throughout the Florida counties of Palm Beach, Martin, St. Lucie and Indian River.

Fidelity Bankshares, Inc. and First Community Bancorp, Inc. will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Fidelity and First Community, at the SEC's Internet site (http://www.sec.gov).

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Fidelity's and First Community's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute Fidelity's and First Community's business plans, items already mentioned in this press release,

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and other  factors  described  in our filings with the  Securities  and Exchange
Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. Fidelity and First Community undertake no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.